                                                                      EXHIBIT 12


                   CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED DIVIDEND REQUIREMENTS



                                                                 Twelve Months Ended
                                           ----------------------       -------------------------------------
                                           9/30/97        9/30/96       12/31/95       12/31/94      12/31/93
                                           -------        -------       --------       --------      --------
                                                                  (dollars in thousands)
Fixed charges, as defined:
   Interest expense                        $ 9,436         10,101          9,938          8,090          7,038
   Amortization of debt
     issuance expense                          612            612            606            593            562
                                          --------       --------       --------       --------       --------
        Total fixed charges                $10,048         10,713         10,544          8,683          7,600
                                          --------       --------       --------       --------       --------


Earnings, as defined:
   Net earnings                            $10,627          8,211          7,732          5,760          9,103
   Add (deduct):
     Income taxes                            6,263          4,272          4,508          3,505          5,224
     Cumulative effect of change
       in accounting method                      -              -              -              -           (209)
     Fixed charges                          10,048         10,713         10,544          8,683          7,600
                                          --------       --------       --------       --------       --------

        Total earnings                     $26,938         23,196         22,784         17,948         21,718
                                          --------       --------       --------       --------       --------
                                          --------       --------       --------       --------       --------

Ratio of earnings to
   fixed charges                              2.68           2.17           2.16           2.07           2.86
                                          --------       --------       --------       --------       --------
                                          --------       --------       --------       --------       --------


Fixed charges and preferred
   dividend requirements:
     Fixed charges                         $10,048         10,713         10,544          8,683          7,600
     Preferred dividend
       requirements                            811            819            853            898            913
                                          --------       --------       --------       --------       --------

        Total                              $10,859         11,532         11,397          9,581          8,513
                                          --------       --------       --------       --------       --------
                                          --------       --------       --------       --------       --------


Ratio of earnings to fixed charges and
   preferred dividend requirements            2.48           2.01           2.00           1.87           2.55
                                          --------       --------       --------       --------       --------
                                          --------       --------       --------       --------       --------
